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                                   EXHIBIT B
                                   ---------

         Harvard's Transactions for August 29, 2001 - October 29, 2001
         -------------------------------------------------------------


                           Shares of        Shares of
                           Common           Common          Price
Date of Transaction        Stock Bought     Stock Sold      Per Share
-------------------        ------------     ----------      ---------
August 29, 2001                 129,000                       $6.25
September 19, 2001               25,000                       $5.164
September 20, 2001               47,800                       $5.0714
September 21, 2001                8,500                       $4.90

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